UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On November 23, 2011, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) contributed its ownership interests in five of its properties to PECO-ARC Institutional Joint Venture I, L.P., the joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and a wholly owned subsidiary of the Company (the “Joint Venture”). The properties contributed to the Joint Venture were (1) Lakeside Plaza, a shopping center located in Salem, Virginia; (2) Snow View Plaza, a shopping center located in Parma, Ohio; (3) St. Charles Plaza, a shopping center located in Haines City, Florida; (4) Centerpoint, a shopping center located in Easley, South Carolina; and (5) Southampton Village, a shopping center located in Tyrone, Georgia (collectively, the “Properties”). The contribution value of the Properties (defined as the gross asset value of the Properties) is $47.1 million.

In exchange for the contribution of the Properties to the Joint Venture, the Company received partnership units in the Joint Venture. As a result of the contribution of the Properties, the Company holds an approximate 54% interest in the Properties, while the CBRE Global Investors hold an approximate 46% interest in the Properties. In conjunction with the contribution of the Properties, the CBRE Global Investors contributed $8.7 million in cash to the Joint Venture. Of this amount, $2.7 million was used to reduce the existing debt placed on the Properties, while the remaining $6.0 million was returned to us and used to reduce the debt placed on our wholly-owned property. The Company, through its wholly owned subsidiary, serves as the general partner and controls the management of the Joint Venture. As a result of the contribution of these properties to the Joint Venture, the Company will only be entitled to its pro rata share of the income generated by these properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: November 30, 2011	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer